Exhibit 10.11

SANDERSON FARMS, INC. AND AFFILIATES

EMPLOYEE STOCK OWNERSHIP PLAN

(As Amended and Restated Effective August 1, 2006)

WHEREAS, Sanderson Farms Inc. (the “Corporation”) maintains the Sanderson Farms, Inc. and Affiliates Employee Stock Ownership Plan, as amended and restated effective August 1, 2006 (the “Plan”) for the benefit of the employees of the Corporation and its participating affiliates;

WHEREAS, Section 12.1 of the Plan provides that the Corporation, through action of its Board of Directors, may amend the Plan at any time; and

WHEREAS, the Corporation desires to amend the Plan to provide that the Plan may make a distribution to an alternate payee pursuant to a “qualified domestic relations order” within the meaning of Section 414(p) of the Internal Revenue Code of 1986, as amended, prior to the time the Plan may make a distribution to the respective participant.

NOW THEREFORE BE IT RESOLVED, that, effective November 1, 2011, the Plan shall be amended by restating Section 13.2 in its entirety as follows:

Section 13.2 Qualified Domestic Relations Order. The Administrative Committee shall comply with the terms of any judgment, decree or order (including approval of a property settlement agreement) which is a qualified domestic relations order, within the meaning of Section 414(q) of the Code (“QDRO”). Notwithstanding any other provision hereof, the Plan may make a distribution to an alternate payee pursuant to a QDRO prior to the time the Plan may make a distribution to the respective Participant (i.e., the Participant’s Total and Permanent Disability, Termination of Employment, hardship or attainment of age 62).

IN WITNESS WHEREOF, the undersigned has executed this Amendment to the Sanderson Farms, Inc. and Affiliates Employee Stock Ownership Plan on this          day of October, 2012.

SANDERSON FARMS, INC.

By:
Title:

71